Exhibit 10.6

To:         GENCO SHIPPING & TRADING LIMITED, a borrower organised and existing under the laws of the Republic of the Marshall Islands (the “Borrower”) for itself and as agent for each of the other Obligors party to the Facility Agreement (as defined below)

For the attention of:

31 May 2016

Dear Sirs

Facility agreement dated 12 August 2010 made between (i) the Borrower, (ii) the banks and financial institutions listed in Schedule I thereto as Lenders (iii) the Guarantors listed in Schedule 2 thereto and (iv) Crédit Agricole Corporate and Investment Bank in its capacity both as Agent and Security Trustee (as amended and restated on 9 July 2014 and amended and/or restated from time to time) (the "Facility Agreement").

1.BACKGROUND

(a)          We refer to the letter dated 29 March 2016 from the Agent to the Borrower regarding a waiver of clause 16.1 of the Facility Agreement which was amended and extended pursuant to a letter from the Agent to the Borrower dated 11 April 2016 (the "Waiver Letter").

(b)          In accordance with the instructions of the Majority Lenders, the purpose of this letter (the "letter") is to extend the waiver granted pursuant to the Waiver Letter.

2.Interpretation

2.1         Capitalised terms defined in the Facility Agreement and the Waiver Letter have the same meaning when used in this letter unless expressly defined in this letter, and:

"Effective Date" means the date on which we confirm to the Borrower that we have received an acknowledgement and agreement to the terms of this letter signed by each Obligor.

2.2         The provisions of clause 1.2 (Construction of certain terms) of the Facility Agreement apply to this letter as though they were set out in full in this letter with all necessary consequential changes and with references in that clause to the Facility Agreement being construed as references to this letter.

3.Capacity

This letter is provided by us in our capacity as Agent under the Facility Agreement, acting (where required) on the instructions of the Majority Lenders pursuant to clause 26 (Variations and Waivers) of the Facility Agreement.

4.EXTENSION

4.1         With effect from the Effective Date the Security Cover Waiver Period referred to in the Waiver Letter shall be extended until the earlier of:

(a)          3 June 2016 at 23:59 (New York time);

(b)          the Security Cover Waiver being automatically terminated in accordance with paragraph 7 (Termination of Security Cover Waiver) of the Waiver Letter; and

(c)          during the Security Cover Waiver Period, the date on which, any Group Member makes a payment, repayment or prepayment of any principal of a loan to any of its lenders or other creditors (other than any indebtedness owed to the lenders as and when they fall due under the Hornet Credit Facility or the Wasp Credit Facility, the approximately $1.65 million amortisation payment on 31 May 2016 under the $150 million Secured Loan Agreement dated as of April 7, 2015 between, amongst others, certain subsidiaries of the Borrower and ABN AMRO Capital USA LLC, and other than any inter-company indebtedness by and among Group Members in the ordinary course of business) or creates any security or gives any guarantee or other commitment or credit support (or procures or allows any of its Affiliates to do so) in favour of any lender or other creditor of any Group Member (other than cross collateralisation of facilities to the same lender for security maintenance purposes).

For the purposes of this letter:

"Affiliate" means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary;

"Hornet Credit Facility" means the secured loan agreement dated 8 October 2014 (as amended and supplemented from time to time) made between Baltic Hornet Limited as borrower, the banks listed in schedule 1 thereto as lenders, AMRO Capital USA LLC, as MLA, agent and security agent, ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider;

"Wasp Credit Facility" means the secured loan agreement dated 8 October 2014 (as amended and supplemented from time to time) made between Baltic Wasp Limited as borrower, the banks listed in schedule 1 thereto as lenders, ABN AMRO Capital USA LLC, as MLA, agent and security agent, ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider.

4.2         All other terms of the Waiver Letter continue to apply and remain in full force and effect.

5.Reservation of Rights

Save as expressly set out in this letter, this letter does not (and shall not be deemed to) constitute a waiver in respect of the provisions of any Finance Document or any breach thereof. Each Creditor Party reserves any right or remedy it has now or in the future in respect of any Default which arises from any circumstances and which is continuing as at the expiry of the Security Cover Waiver Period.

6.Confirmations

Without prejudice to the rights of any Creditor Party which have arisen on or before the Effective Date:

(a)          each Creditor Party and each Obligor confirms that the Facility Agreement and Waiver Letter, as amended by this letter, remains in full force and effect on and after the Effective Date; and

(b)          each Guarantor confirms that its guarantee and indemnity under clause 9 (Guarantee and Indemnity) of the Facility Agreement and its liabilities under the Security Documents to which it is a party shall have effect on and after the Effective Date in relation to the liabilities of each Obligor under the Facility Agreement as amended and restated under this letter.

7.Representations and Warranties

As at the Effective Date, each Obligor represents and warrants to each Creditor Party that the repeating representations contained in clause 11.1 and 11.2 (Representations) of the Facility Agreement are true and correct.

8.Designation and effect

This letter is a Finance Document and any breach of this letter shall constitute an Event of Default.

9.Third Party Rights

This letter does not confer any rights on any person or party (other than the signatories to this letter) under the Contracts (Rights of Third Parties) Act 1999.

10.Counterparts

This letter may be executed in counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this letter.

11.Governing Law and Jurisdiction

This letter and any dispute or claim arising out of or in connection with it or its subject matter, whether of a contractual or non-contractual nature, shall be governed by and construed in accordance with the law of England and Wales.  The courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter.

SIGNATORIES

SIGNED by	)	/s/ Eden Rahman
for and on behalf of CRÉDIT AGRICOLE	)	Eden Rahman
CORPORATE AND INVESTMENT BANK	)	Vice President
as Agent and Security Agent and for and	)	/s/Irina Benimovich
on behalf of the Majority Lenders as	)	Irina Benimovich
defined in the Facility Agreement	)	Senior Associate

[On counterpart]

May 31, 2016

We agree with the terms of this letter.

BORROWER

SIGNED by	)
for and on behalf of GENCO SHIPPING &	)	/s/ Apostolos Zafolias
TRADING LIMITED	)

GUARANTORS

SIGNED by	)
for and on behalf of GENCO BAY	)	/s/ Apostolos Zafolias
LIMITED	)

SIGNED by	)
for and on behalf of GENCO OCEAN	)	/s/ Apostolos Zafolias
LIMITED	)

SIGNED by	)
for and on behalf of GENCO AVRA	)	/s/ Apostolos Zafolias
LIMITED	)

SIGNED by	)
for and on behalf of GENCO MARE	)	/s/ Apostolos Zafolias
LIMITED	)

SIGNED by	)
for and on behalf of GENCO SPIRIT	)	/s/ Apostolos Zafolias
LIMITED	)

SIGNED by	)
for and on behalf of GENCO SUGAR	)	/s/ Apostolos Zafolias
LIMITED	)

SIGNED by	)
for and on behalf of GENCO PROSPERITY	)	/s/ Apostolos Zafolias
LIMITED	)